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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 23, 2010 with respect to the financial statements of RiverSource Life Insurance Company and to the use of our report dated April 23, 2010 with respect to the financial statements of RiverSource Variable Annuity Account included in Post-Effective Amendment No. 15 to the Registration Statement (Form N-4, No. 333-139759) which was incorporated by reference in Post-Effective Amendment No. 18 to the Registration Statement (Form N-4, No. 333-139759) for the registration of the RiverSource(R) FlexChoice Select Variable Annuity offered by RiverSource Life Insurance Company.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 9, 2010